For the semi-annual period ended 4/30/97
File number: 811-4438

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

     An  Annual  Meeting of Shareholders  for
The  First  Australia  Fund, Inc. was  called
for  March  13,  1997.  At such  meeting  the
shareholders    approved    the     following
proposals:

     A)    Approval  that Sir  Roden  Cutler,
     David   Lindsay   Elsum,   Laurence   S.
     Freedman,  Michael  R.  Horsburgh,   and
     William J. Potter are duly elected to serve as Class III Directors of the Fund for a period of three years.

     B)    Approval of the selection of Price
     Waterhouse     LLP    as     independent
     accountants  for  the  Fund  conditioned
     upon the right by vote of a majority  of
     such Fund's outstanding voting shares at
     any  meeting called for the  purpose  to
     terminate   such   employment  forthwith
     without penalties.

     C)    In  their discretion on any  other
     business which may properly come before the meeting or any adjournment thereof.

          For                         Against
Abstain
          12,021,766.7215      1,043,401.9763
953,036.6010





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